Exhibit 10.61
THIS EMPLOYMENT AGREEMENT IS MADE
BETWEEN
Biogen Idec Management Services GmbH
c/o Baumeler Treuhand AG
Poststrasse 18
6300 Zug
(Biogen)
And
Hans-Peter Hasler
Ginsterweg 5
Kuessnacht a.R. 6403
(you)
This Agreement sets out the terms and conditions of your contract of employment with Biogen. The provisions of this Agreement supersede and replace those contained in any document, correspondence or communication, written or oral, exchanged between the parties prior to the signature of this Agreement and relating to the purpose hereof.
1. EMPLOYMENT
1.1	Biogen will employ you and you will provide management services to Biogen Idec International GmbH and management services to Biogen Idec Inc. (Biogen Idec) as its Chief Operating Officer. Special conditions (if any) applicable to your employment are set out in Schedule 1 to this Agreement.

1.2	You will be responsible for Biogen Group global commercial operations and business development. This includes the overall direction of the sales staff, including joint ventures, distributors, and marketing partners. It also includes responsibility for marketing, product positioning, business analysis and competitive market intelligence.

Furthermore, you will be responsible for customer service and support, and product reimbursement relationships with private, public, and governmental payors. Your responsibilities include assigned revenue goals, as well as operating margins and the management of the expense budget, and in addition, the management and development of all commercial employees in assigned organizations.

1.3	You will at all times during the Employment use your entire working capacity for the benefit and interest of the Biogen Group. You will work the hours necessary or appropriate from time to time to carry out your duties properly and effectively. No overtime will be payable. This does not preclude you from sitting on other company boards in accordance with Company policies and procedures.

1.4	You shall report to the Chief Executive Officer of Biogen Idec.

1.5	You will be authorised to sign for Biogen and Biogen Idec International GmbH only while you are in Switzerland. This signatory power shall be entered in the commercial register. You are entitled to sign for Biogen Idec and other United States companies in the Biogen Group pursuant to the Biogen Idec signature authority policy only while you are in the United States.
2. EFFECTIVE DATE, TERM
2.1	The Employment will begin on 26 June 2008. Your period of continuous employment with the Biogen Group commenced on 1 August 2001.

2.2	The Employment will be subject to clauses 9 and 2.3 and will continue unless or until terminated by either party giving to the other in writing not less than one month’s notice.

2.3	Biogen shall be entitled during any notice period (whether notice has been given by Biogen or by you) to:
2.3.1	Require you not to attend any premises of Biogen or any Group Company

2.3.2	Restrict your access to Biogen or any Group Company’s computer system or its or their employees, customers and suppliers for any purposes related to Biogen or any Group Company’s business and

2.3.3	Suspend you from the performance of any duties and obligations under this Agreement.
3. PLACE OF WORK
Initially, the place of activity for the performance of your duties under the present agreement shall, but not exclusively, be in the offices of Biogen in Switzerland. The place of activity shall not be restricted to these offices but may be at any other place, in Switzerland or abroad, in which you exercise your functions. The Employment implies frequent travel around the world. You will keep track of the days you work in each country and provide the tax group with a report quarterly. You will relocate to the Biogen Group US Headquarters location before 31 December 2009 and will transfer your employment to Biogen Idec and transfer to the United States payroll and benefits in conjunction with your relocation. If you have not relocated by 30 June 2009, you agree to provide the CEO of Biogen Idec with a written declaration that includes a definitive and detailed plan for your relocation. If you do not provide a written declaration by 30 June 2009 of your plan to relocate and/or fail to relocate by 31 December 2009, it will not be deemed a breach of the Agreement; however, Biogen reserves the right to take appropriate employment action, including but not limited to removing you from the COO position and/or terminating the employment relationship. It is expected that when you relocate to the Biogen Group US Headquarters location a new employment agreement will be entered into that will supersede this Agreement and will be governed by US law.
4. ANNUAL SALARY
4.1	Your initial annual base salary is CHF 725,000 (less any deduction require by law) payable in arrears in 12 equal monthly installments at the end of each calendar month. The first time you will be eligible for consideration of a base salary increase is 1 January 2009. After 1 January 2009, the annual base salary will be reviewed annually during the Employment. Biogen is under no obligation to increase your salary following an annual base salary review. You will be eligible for long-term incentive grants in 2009 and in all subsequent years, pursuant to the policies in place during each year.

4.2	You shall not be entitled to any additional salary in respect to overtime worked.

4.3	You may, during the Employment, be granted rights upon the terms and subject to the conditions of the rules from time to time of certain profit sharing, share incentive, share option, bonus or phantom option schemes operated by Biogen or any Group Company with respect to shares in Biogen or any Group Company (the Schemes). You acknowledge that such participation is discretionary and the subject matter of an entirely separate arrangement with the grantor of such rights. With the exception of the acceleration rights outlined in the Biogen Inc. 1985 Non-Qualified Stock Option Plan and related documents, you shall not be entitled to any compensation for the loss of any rights or benefits under any of the Schemes on termination of the Employment, however arising.

4.4	During the term of this Agreement through 31 December 2009, if you continue to be a Biogen or any Group Company employee, you will continue to receive the level of compensation enumerated in this Agreement.
5. EXPENSES
Biogen will reimburse any travelling, hotel, entertainment and other out-of-pocket expenses properly and reasonably incurred by you in connection with the discharge of your duties of Employment and in accordance with Biogen’s instructions and general guidelines and procedures.
6. HOLIDAYS
6.1	You are entitled to 25 Working Days Holiday (in addition to statutory holidays), with full salary in each calendar year. Holiday entitlement may be carried forward to a future calendar year but such carry over may not exceed 5 days and the holiday carried over must be used by 31st March in that future calendar year. If you start or leave your employment during a calendar year, Biogen holiday entitlement in respect of that calendar year will be calculated on a pro rata basis. On the termination of the Employment, you will be entitled to pay in lieu of outstanding holiday entitlement (if any) but must repay any holiday pay received for holiday taken in excess of your actual entitlement.

6.2	You will be entitled to the public holidays at the registered office of Biogen. However, if you are not present at the registered office of Biogen on the date of a public holiday you will not be entitled to take an extra day off on another date. Furthermore, should a day which is a working day at the registered office of Biogen be a public holiday at another location where you are effectively present at that date, then you will be entitled to a day off which will not count as vacation.
7. PERIODS OF ABSENCE, SICKNESS
7.1	You shall advise Biogen promptly of any absence from work and the foreseeable duration of such absence.

7.2	If you are absent from work due to sickness or injury, Biogen will pay your salary in accordance with the Swiss legislation in force at the time of absence.
8. PENSION, INSURANCE, AND OTHER BENEFITS
8.1	You shall be eligible during the Employment to participate in Biogen’s benefit plans including retirement, death, disability, accidental death and dismemberment coverage, business travel insurance, and gym membership contributions from time to time in force subject to the terms, conditions and rules of the providers of such benefits. Details of these policies can be obtained from Biogen. Biogen may, at its absolute discretion, modify or terminate any of these benefits at any time.
9. SUMMARY DISMISSAL
9.1	Biogen Group may terminate the Employment summarily without notice (but without prejudice to its rights and remedies for any remedies for any breach of this Agreement by you) if:
(a)	you engage in misconduct that is injurious to Biogen Group monetarily or otherwise,

(b)	you are convicted of a felony by a court of competent jurisdiction,

(c)	you commit an act of fraud or embezzlement relating to the property of Biogen Group,

(d)	you violate any obligations of confidentiality or nondisclosure owed to Biogen Group, or

(e)	you commit any material breach of any of the terms of this Agreement or you do not comply with Section 3 of this Agreement.
10. RESTRAINT OF ACTIVITIES OF EMPLOYEE
10.1	You agree not to engage in any other professional activity, either on your own account or on the account of a third party, including accepting any position as director or legal representative in a company, which is not a Group Company, except with our prior written consent.

10.2	You further agree to not, directly or indirectly, take an interest in any company or firm having an activity that is in competition with or complementary to that of the Company or any Group Company. However, such prohibition shall not apply to investments in listed companies or investment funds, as long as your interest does not exceed 5% of the share capital or voting rights of such companies or investment funds. You agree to comply with this covenant for the entire term of your agreement, including during the notice period, even if we agree to waive the notice period.

10.3	During the term of your employment and for a period of two (2) years following the separation of your employment with the Company, regardless of the reason for such separation, you will neither (i) offer employment to or hire any Company employee, whether for your own benefit or for the benefit of another person or entity (nor shall you assist any other in doing so) nor (ii) solicit, entice or persuade any employee to leave the Company.
11. CONFIDENTIALITY
11.1 You are subject to obligations of loyalty and confidentiality and, accordingly, you agree in particular to observe the utmost discretion in all matters relating to the activities of the Biogen Idec Group and its clients and to not disclose, at any time during your employment within the Biogen Group or at any time after its termination, for whatever cause, any information of a secret or confidential nature relating to the business of the Company, any Group Company or its clients. You undertake to return to the Company, upon your departure, all documents (including copies) relating to your employment. Confidential information includes, without limitation, any financial or technical information, reports or forecasts, databases and market-related plans, consumer, patient or practitioner lists, business plans, projects, contacts, medical publications, medical, pharmaceutical or chemical formulae or biological processes, or opportunities discussed during your employment. You acknowledge that disclosure of such information would cause serious damage to the Company.
11.2 You undertake not to offer, even after your departure, to any competitor company any proprietary information of the Company or the Biogen Idec Group that you have obtained in the course of your duties or through your presence within the Company.
12. COMPANY DOCUMENTS AND PROPERTY
12.1	All property, including emails, books, papers, materials, documents and photocopies or electronic versions, which relate to the business of Biogen or any Group Company is and shall remain the property of Biogen or the appropriate Group Company. You must return this property at Biogen’s first request, or in any event upon suspension from work or termination of the Employment.

12.2	Business records of any kind, including private notes concerning Biogen’s and any Group Company’s affairs and activities, shall be carefully kept and shall be used only for business purposes. Copies or extracts of drawings, notes, calculations, statistics and the like as well as any other business documents are only permitted for business purposes.
13. INTELLECTUAL PROPERTY
13.1	In this Agreement, the Intellectual Property Rights means copyrights, patents, utility models, trade marks, service marks, design rights (whether registered or unregistered), database rights, know how, trade or business names and other similar rights or obligations whether registrable or not in any country.

13.2	All Intellectual Property Rights arising in the course of or as a consequence of the employment or other work undertaken by you for Biogen or any Group Company under this agreement shall belong to Biogen or the relevant Group Company.

13.3	You hereby assign to Biogen by way of future assignment all copyrights or other Intellectual Property Rights arising under clause 13.2 (and waive any equivalent moral rights) immediately on their coming into existence.
14. DATA PROTECTION
14.1	In this clause, the following terms are defined as follows:

Personal Data means any information about you, including but not limited to your name, address, references, bank details, salary, stock options, performance appraisals, work skills and career achievements, vacation, other benefits, sickness, work records, management and organizational appraisals and data held for employment law purposes, and shall include information about any next of kin, if appropriate, and/or other persons about whom data may be collected.

Processing shall mean carrying out any operation or set of operations on Personal Data including, but not limited to, obtaining, organizing, consulting, using, disclosing or destroying.

14.2	You acknowledge that Biogen, by itself or through third parties, will Process Personal Data and that this Personal Data may be used for personnel, administration and management purposes in connection with your employment or the administration of post-employment benefits to comply with any obligations that Biogen or any Group Company may have regarding the retention of employee/worker records and for any other legitimate interests of Biogen and/or Group Company.

14.3	You further understand and agree that Personal Data may if necessary for the abovementioned purposes, be transferred to third parties, including other Group companies, their advisors, third parties providing products and services, such as IT systems suppliers, pension, benefits, stock options and payroll administrators, as well as regulatory authorities (including tax authorities), as required by law and relevant stock exchange rules. You agree that Biogen may Process Personal Data in the country where you are employed and in other countries, including in the U.S. You also understand that some of the countries outside the EEA to which your Personal Data may be transferred may not offer a similar level of protection with respect to privacy of personal data as that granted in Switzerland.

14.4	You understand that you should contact Biogen Human Resources with any queries that you may have about your Personal Data.

14.5	By signing this employment agreement, you expressly consent to the Processing and transfer of Personal Data during and after your employment.
15. MISCELLANEOUS
15.1	Changes and/or amendment to this agreement shall only be valid if made in writing and duly signed by both parties hereto. The same holds true for any change or amendment of this clause 15.1. In addition, Sections 10 through 17 of this Agreement shall survive the termination of this Agreement.

15.2	Reference is made in this Agreement to various Company policies rules and procedures. These are discretionary and do not create contractual rights for employees; however, any Company or Group Company policy must be adhered to by you at all times and can be amended, replaced or terminated at any time by Biogen without giving any reasons.

15.3	If any term or provision of this Agreement is held to be illegal or unenforceable under any enactment or rule of law, such term or provision or part thereof shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected thereby. The void and unenforceable provision shall be replaced by the parties by a valid and enforceable provision which in its economic effect comes closest to the replaced provision.

15.4	Notice under these terms and conditions will be treated as having been given if sent by ordinary first class post, by you to Biogen’s registered office or by Biogen to you at your last known address, as appropriate, and will be deemed to be given on the day when it would ordinarily be delivered after such posting. Any notice to be given under this Agreement to you may also be served by being handed to you personally.
16. APPLICABLE LAW
16.1 This Agreement and its interpretation shall be governed by the laws of Switzerland.
16.2 The courts of your Canton of residence shall have jurisdiction for the resolution of any dispute in connection with the Employment, which cannot be settled amicably.
16.3 Notwithstanding any other provision of this Agreement, to the extent required by Section 409A of the United States Internal Revenue Code of 1986, as amended and the applicable regulations and guidance thereunder (“Section 409A”), if you are a “specified employee” (as defined in Section 409A), payments on account of a separation from service (within the meaning of Section 409A) shall not be made to you before the date which is six months after the date on which you separate from service or, if earlier, your date of death; except to the extent of amounts that do not constitute a deferral of compensation under Section 409A.
17. DEFINITIONS
17.1	Biogen Group means Biogen and any Group Company;

17.2	Group Company means any of:
(i)	Biogen;

(ii)	Any holding company from time to time of Biogen;

(iii)	Any direct or indirect subsidiary or parent from time to time of Biogen or any such holding company, including Biogen Idec;
17.3	The Employment means the employment established by the Agreement.

“I acknowledge receipt of a duplicate copy for the agreement and confirm my agreement to it.”

/s/ James Mullen Jim Mullen, CEO and President Signed for and on behalf of Biogen Idec Management Services GmbH	/s/ Hans Peter Hasler Signed by Hans Peter Hasler

10/15/08	October 15, 2008
Date	Date